Exhibit 10.21

[Letterhead of]
HVB

To: Petra Shipping Ltd
       32 Karamanli Avenue
       166 05 Voula
       Greece

14 May 2008

Dear Sirs

Supplemental Letter

1	We refer to the loan agreement dated 11 January 2007 (the “Loan Agreement”) made between (1) Petra Shipping Ltd as borrower (the “Borrower”) and (2) Bayerische Hypo- and Vereinsbank Aktiengesellschaft as lender (the “Bank”), pursuant to which the Bank agreed (inter alia) to make available (and has made available) to the Borrower a multicurrency loan of Thirty six million Dollars ($36,000,000) upon the terms and conditions contained therein.

2	Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires, have the same meaning where used in this Letter.

3	The Borrower and the Bank hereby acknowledge as of 18 January 2008 the Equivalent Amount in Dollars of the Loan then outstanding (less any amount standing to the credit of the Multicurrency Cash Collateral Account) exceeded the Dollar Amount of the Loan by Four million one hundred and seventy thousand six hundred and eighteen Dollars and seventy cent ($4,170,618.70) (the “excess amount”).

4	At the Borrower’s request, the Bank agreed to waive the requirement of additional cash collateral to be deposited in the Multicurrency Cash Collateral Account pursuant to clause 4.6 of the Loan Agreement as a result of such excess amount. Such waiver was granted without prejudice to any of the rights or powers conferred upon the Bank under the Loan Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms thereof.

5	At the Borrower’s further request, the Bank further agreed that, with effect from 18 January 2008 (the “Crystallisation Date”), the entire amount of the Loan is converted into Dollars (and it was then so converted) and the Borrower further requested that the Loan remains outstanding at all times in Dollars. The Bank and the Borrower hereby agree that, notwithstanding any provisions to the contrary in the Loan Agreement (which provisions shall be of no effect any longer), neither the Loan nor any part thereof may be converted into an Optional Currency and that the Loan will remain outstanding in Dollars at all times and hence the multicurrency option contained in the Loan Agreement is hereby cancelled.

6	At the Borrower’s request, the Bank and the Borrower hereby further agree that, in lieu of payment by the Borrower of the excess amount, and with effect from the

Crystallisation Date, the Bank hereby increases the Commitment by the amount of $4,170,618.70 and such amount is hereby deemed drawn down under the Loan Agreement, so that such excess amount be deemed to constitute part of the Loan.

7	The Bank and the Borrower hereby further agree that the Borrower shall repay the outstanding amount of the Loan as of the date of this Letter (being the amount of $38,170,618.70, comprising (a) the balance of $34,000,000 prior to the increase of the Commitment referred to above and (b) the additional amount of $4,170,618.70 which is deemed drawn down under clause 7 above) by twenty two (22) consecutive repayment instalments, one such instalment to be repaid on each of the Repayment Dates falling after the date of this Letter. Subject to the provisions of the Loan Agreement, the amount of each such instalment other than the last instalment shall be $1,100,000 and the amount of the last such instalment shall be $15,070,818.70 (comprising a repayment instalment of $1,100,000 and a balloon payment of $13,970,618.70).

8	The Bank and the Borrower agree that clause 7 of this Letter shall replace clause 5.1.1 of the Loan Agreement.

9	The Bank hereby confirms its consent to the amendment of the Management Agreement, effective as of 1 January 2008, pursuant to the terms described in the letters and emails of 4 February 2008 and 4 March 2008 sent by or on behalf of the Borrower and addressed to the Bank.

10	The Bank and the Borrower hereby agree that the Loan Agreement shall, with effect on and from the Effective Date (as defined below), be (and it is hereby) amended in accordance with the following provisions (and the Loan Agreement (as so amended) will continue to be binding upon each of the parties thereto upon such terms as so amended):

(a) by deleting the definition of “Cash Collateral Account” in clause 1.2 and by inserting in its place the following new definition of “Cash Collateral Account Pledge”:

““Cash Collateral Account Pledge” means an interest bearing Dollar account of the Borrower opened by the Borrower with the Bank designated “Cash Collateral Account” and with account number 121894USD281102 and includes any other account designated in writing by the Bank to be a Cash Collateral Account for the purposes of this Agreement;”;

(b) by deleting the definition of “Cash Collateral Account Pledge” in clause 1.2 and by inserting in its place the following new definition of “Cash Collateral Account Pledge”:

““Cash Collateral Account Pledge” means the pledge executed on 9 April 2008 by the Borrower in favour of the Bank in respect of the Cash Collateral Account;”;

(c)	by deleting the definition of “Management Agreement” in clause 1.2 and by inserting in its place the following new definition of “Management Agreement”;

““Management Agreement” means the agreement or agreements entered or (as the context may require) to be entered into (in a form previously approved by the Bank in its sole discretion) between or on behalf of the Borrower, the Manager and/or any other party (including any holding company of the Borrower) providing (inter alia) for the Manager to manage the Ship as amended and supplemented from time to time;”;

(d)	by deleting the words “the Manager” in clause 5.8 and by inserting the words the “Borrower” in its place:

(e)	by deleting clause 9.4 in its entirety and by inserting in its place the following new clause 9.4:

“9.4 Cash Collateral Account Balance

The Borrower undertakes to maintain in the Cash Collateral Account the Cash Collateral Deposit at all times until the Third Anniversary, following which the Borrower, only once per calendar year and only on an Interest Payment Date, shall be entitled to withdraw from the Cash Collateral Account such amount which, following the relevant withdrawal, would cause the balance of the Cash Collateral Account to be equal to the applicable fraction of the Cash Collateral Deposit (and for the purposes of this clause the expression “applicable fraction” means a fraction having as numerator the outstanding amount of the Loan prior to such withdrawal and as denominator the amount of $38,170.618.70).”; and

(f)	by deleting clause 15 in its entirety and by inserting in its place the following new clause 15:

“15 Accounts

	15.1	General

The Borrower undertakes with the Bank that it will:

	15.1.1	maintain with the Bank the Cash Collateral Account; and

	15.1.2	procure that all moneys payable to the Borrower in respect of the Earnings (as defined in the General Assignment) of the Ship shall, unless and until the Bank directs to the contrary pursuant to clause 2.1 of the General Assignment, be paid to the Operating Account.

		15.2	Account terms

Amounts standing to the credit of the Cash Collateral Account (unless otherwise agreed between the Bank and the Borrower) bear interest at the rates from time to time offered by the Bank to its customers for Dollar deposits in comparable amounts for comparable periods. Interest shall accrue on the Cash Collateral Account from day to day and be calculated on the basis of actual days elapsed and a 360 day year and shall be credited to the Cash Collateral Account at such times as the Bank and the Borrower shall agree.

		15.3	Application of accounts

At any time after the occurrence of an Event of Default. the Bank may, without notice to the Borrower, apply all moneys then standing to the credit of the Cash Collateral Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 14.1.

		15.4	Charging of accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledges.”.

11	The Bank and the Borrower hereby agree that the agreement and arrangements set out in paragraphs 4 to 8 (inclusive) of this Letter shall become effective immediately upon execution of this Letter by the Borrower and the Manager and, where expressly stated therein, with effect from any such date as stated therein.

12	The Bank and the Borrower hereby agree that the agreement of the Bank contained in paragraph 9 above and the amendments to the Loan Agreement set out in paragraph 10 above shall become effective on the date (the “Effective Date”) when:

	(a)	the Borrower and the Manager have executed this Letter; and

	(b)	the Borrower has executed in favour of the Bank an account pledge over its bank account held with the Bank with account number 121894USD281102, in form and substance satisfactory to the Bank in its discretion: and

	(c)	the Borrower has delivered to the Bank such documents and evidence of the type referred to in schedule 2 to the Agreement (including legal opinions) as required by the Bank in its discretion, in respect of this Letter, the documents referred to in paragraph (b) above and the transactions contemplated herein and therein.

13	Save as amended by this Letter, the provisions of the Loan Agreement shall continue in full force and effect and the Loan Agreement and this Letter shall be read and construed as one instrument.

14	Each of the other Security Documents and the obligations of the Security Parties thereunder shall remain and continue in full force and effect notwithstanding the amendments to the Loan Agreement contained in this Letter.

15	References to the “Agreement” or the “Loan Agreement” in any of the Security Documents shall henceforth be references to the Loan Agreement as amended by this Letter and as from time to time hereafter amended and shall also be deemed to include this Letter and the obligations of the Security Parties hereunder.

16	This Letter is governed by and shall be construed in accordance with, the laws of England and any dispute hereunder shall be resolved on the same courts as provided for in clause 18.2 of the Loan Agreement.

Yours faithfully

EXECUTED as a DEED	)
by	)
and by	)
for and on behalf of	)
BAYERISCHE HYPO- UND VEREINSBANK ))
AKTIENGESELLSCHAFT	)
In the presence of:	)

Witness
Name:
Address:
Occupation:

We acknowledge receipt of this letter and agree in full to the terms and conditions set out above and the amendments of the Loan Agreement contained therein.

EXECUTED as a DEED	)
by	)
for and on behalf of	)
PETRA SHIPPING LTD	)	Attorney-in-fact
In the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
SAFETY MANAGEMENT OVERSEAS S.A.	)	Attorney-in-fact
In the presence of:	)

Witness
Name:
Address:
Occupation: